Hennessy Advisors, Inc. Announces Annual Earnings of $0.21 Per Share

NOVATO, Calif., Dec. 9, 2011 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported fully diluted earnings per share for the fiscal year ended September 30, 2011 of $0.21, a significant increase over the prior fiscal year earnings of $0.16 per share. While revenue decreased slightly, earnings increased 31% and net income increased 33% for the year, due to a reduction in operating expenses. Total assets under management decreased 16%, however, average assets for the year decreased only 2% versus the previous year.

"We have successfully weathered turbulent market conditions, stuck to our proven business model and looked for opportunities to cut expenses and grow the business, and that shows in our strong financial results," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "The company remains in a very strong cash position and we continue to aggressively seek smart growth opportunities," he added.

"U.S. companies appear strong and I believe that no matter how you look at it, the market is currently undervalued. I am optimistic that investors will regain confidence and return to investing for the long-term, based on time-tested fundamentals," said Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2011	Sept. 30, 2010	$ Change	% Change
Total Revenue	$ 7,644,116	$ 7,723,495	$ (79,379)	-1.0%
Net Income	$ 1,214,959	$ 913,160	$ 301,799	33.0%
Earnings per share (diluted)	$ 0.21	$ 0.16	$ 0.05	31.3%
Weighted Average number of
shares outstanding (diluted)	5,743,628	5,716,783	26,845	0.5%
Mutual Fund Average Assets
Under Management	$ 883,819,028	$ 902,807,416	$ (18,988,388)	-2.1%

At Period Ending Date	Sept. 30, 2011	Sept. 30, 2010	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 749,310,346	$ 892,465,448	$ (143,155,102)	-16.0%
Retained Earnings	$ 15,462,221	$ 15,191,758	$ 270,463	1.8%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley of Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555